Exhibit 10.17

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Employment Agreement”) is made and entered into as of July 18, 2023, by and between CleanCore Solutions, Inc., a Nevada corporation (the “Company”), and Matthew Atkinson, an individual (the “Executive”). The Company and the Executive are referred to herein from time to time on a collective basis as the “Parties” and each on individual basis as a “Party.”

Recitals:

The Company wishes to secure the services of the Executive as Chief Executive Officer of the Company upon the terms and conditions hereinafter set forth, and the Executive wishes to render such services to the Company upon the terms and conditions hereinafter set forth.

Agreement:

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

1. Executive’s Position; Duties. During the Term (as hereinafter defined), the Company shall employ Executive in the position of Chief Executive Officer. The Executive accepts such employment and have such duties and responsibilities as are reasonably assigned, delegated and determined as are customarily assigned to individuals serving in such position and such other duties consistent with Executive’s title (with such other duties and/or offices in the Company and its affiliates as may be assigned from time to time by the Company, its Board of Directors, or Chief Executive Officer and as agreed to by Executive) and the Executive accepts such employment and agrees to perform such duties. The Executive agrees to devote his or her full customary business time and energies to the business of the Company and/or its affiliates and subsidiaries to perform his/her duties hereunder.

2. Term of Employment; Employment at Will. The term (“Term”) of this Employment Agreement shall commence on the Start Date (defined below) and continue until the Employment Agreement, and thus the Executive’s employment, is terminated by either the Company or the Executive. The Executive is employed “at-will” which means that the Executive’s employment with the Company may be terminated by either the Executive or the Company at any time, with or without cause, for any or no reason, subject to the notice provisions in this Employment Agreement. As used in this Agreement, “Start Date” means the first date on which the Executive reports to the Company to begin work under this Agreement, which shall be July 18, 2023.

3. Location. Executive will perform his or her work duties for the Company primarily in Omaha, Nebraska. However, Executive shall undertake such occasional travel, within or outside the United States, as is reasonably necessary in the interests of the Company.

4. Compensation.

(a) Base Salary. The Company shall pay to the Executive a base salary for all services to be rendered by the Executive under this Employment Agreement at the rate of $200,000 per year (the “Base Salary”), which Base Salary shall be paid in approximately equal installments (less applicable payroll deductions and taxes) in accordance with the Company’s normal payroll schedule, procedures and policies (which schedules, procedures and policies may be modified from time to time in the Company’s sole discretion), but not less frequently than monthly. The Company shall have no obligation to pay the Executive’s Base Salary following the date of the termination of this Employment Agreement whether by the Company, the Executive, or otherwise.

(b) Bonus. In addition to the Base Salary, the Executive may be eligible to be considered for an annual bonus, in an amount up to 100% of the Executive’s base salary, based upon the performance of the Executive and of the Company. The eligibility criteria to be a considered for annual bonus, whether to award the Executive any such bonus, the amount of any such bonus, and when any such bonus is paid are in the Company’s absolute discretion. The Executive must be actively employed at the time of payment to receive an annual bonus.

(c) Participation in Executive Benefit Plans; Other Benefits.

(i) During the Term, the Executive shall be entitled to participate in such medical, life, disability, and other benefits plans as are generally afforded to other Company Executives at a similar level and to participate in all other company-wide employee benefits plans, including a defined contribution pension plan and 401(k) plan, as may be made available generally to Company employees from time to time, subject to the Executive satisfying waiting periods, eligibility criteria, and other terms and conditions, if any, that may be applicable to each such benefit plan.

(ii) During the Term, the Executive may be eligible to be considered from time to time for an award under the Company’s Stock Option Plan (the “Plan”), in the Company’s sole discretion. The eligibility criteria for an award under the Plan and whether the Executive is provided with an award under the Plan are in the Company’s sole discretion.

(iii) Except as prohibited by law, the Company may amend, terminate, reduce or otherwise change any of benefits or plans described above in this Section 4(c).

(d) Expenses. The Company shall pay or reimburse the Executive for all reasonable and necessary expenses actually incurred or paid by the Executive during the Term in the performance of the Executive’s job duties under this Employment Agreement, upon submission and approval of expense statements, vouchers, or other supporting information in accordance with the then customary practices of the Company. In addition to meeting the conditions of the immediately preceding sentence, any expenses in excess of $10,000 require advance approval by the Company’s Chief Financial Officer before being incurred in order to be eligible for payment or reimbursement by the Company.

(e) Vacation and Sick Leave. The Executive shall be entitled to receive three weeks of paid vacation per calendar year and 40 hours of paid sick leave per calendar year. The Executive’s vacation and sick leave, how it is accrued, and how the Executive may use it may be subject to employment and other policies the Company may adopt and/or change from time to time in its sole discretion and with or without notice to the Executive. Unless required by applicable state or local law, the Executive is not entitled to receive compensation for accrued but used paid sick leave or paid vacation leave upon separation from the Company.

(f) Withholding of Taxes. The Company may withhold from any Base Salary, bonuses, benefits, or other compensation payable under this Employment Agreement all federal, state, city and other taxes as shall be required pursuant to any law or governmental regulation or ruling.

5. Termination.

(a) Termination by the Executive.

(i) Termination upon Death. If the Executive dies during the Term, this Employment Agreement and the Executive’s employment with the Company shall terminate as of the date of his/her death and, except as provided in Section 5(c) hereof, the Executive’s estate shall have no right to receive any compensation hereunder (including, without limitation, Base Salary, bonus, or benefit) on and after the date of death.

(ii) Termination other than for Death. The Executive may terminate this Employment Agreement, and thus his/her employment with the Company, for any reason or no reason at any time during the Term upon 14 days’ written notice by the Executive to the Company and, except as provided in Section 5(c) hereof, the Executive shall have no right to receive any compensation hereunder (including, without limitation, Base Salary, bonus, or benefit) on and after the date of such termination.

(b) Termination by the Company.

(i) Termination for Cause. During the Term, The Company may at any time by written notice to the Executive terminate this Employment Agreement, and thus the Executive’s employment, immediately if an event of Cause (as defined below) occurs, and, except as provided in Section 5(c) hereof, the Executive shall have no right to receive any compensation hereunder (including, without limitation, Base Salary, bonus, or benefit) on and after the date of such termination. For purposes of this Employment Agreement, “Cause” shall mean:

(A) any willful breach by the Executive of any material term of this Employment Agreement, if the Executive fails to reasonably cure such breach within 14 days after the receipt of written notice from the Company of such breach, which notice shall state in reasonable detail the facts and circumstances claimed to be a failure or willful breach and of the intent of the Company to terminate the Executive’s employment upon the failure of the Executive to reasonably cure such failure or breach; or

(B) Executive has committed an intentional act of fraud, misappropriation, embezzlement, or theft or a breach of fiduciary duty involving personal profit; or

(C) the Executive is indicted for any criminal offense constituting a felony or a crime involving moral turpitude; or

(D) the Executive intentionally breaches any of the provisions of Section 7 of this Employment Agreement.

For purposes of this Employment Agreement, an act, or a failure to act, shall not be deemed willful or intentional, as those terms are used herein, unless it is done, or admitted to be done, by Executive in bad faith or without a reasonable belief that Executive’s action or omission was in the interest of the Company.

(ii) Termination other than for Cause. The Company may terminate this Employment Agreement, and thus the Executive’s employment, for any reason or no reason at any time without Cause upon 14 days’ written notice by the Company to the Executive and, except as provided in Section 5(c) hereof, the Executive shall have no right to receive any compensation hereunder (including, without limitation, Base Salary, bonus, or benefit) on and after the date of such termination.

(c) If during the Term, this Employment Agreement is terminated pursuant to Section 5(a) or 5(b), all compensation (including, without limitation, Base Salary) payable to Executive under Section 4 hereof shall cease as of the date of termination specified in the notice of termination from the Company or the Executive, as the case may be, or, if the termination is due to the Executive’s death, on the date of the Executive’s death, and the Company shall pay to the Executive (or if the Executive has died, to his/her estate) all previously earned, accrued, and unpaid benefits from the Company and its employee benefit plans, including any such benefits under the Company’s pension, disability, and life insurance plans, policies, and programs.

6. Severance Payments.

(a) Certain Severance Payments. If during the Term the Company terminates this Agreement pursuant to Section 5(b)(ii) hereof, all compensation payable to the Executive under Section 4 hereof shall cease as of the date of termination specified in the Company’s notice (the “Termination Date”), and the Company shall pay to the Executive, subject to Section 6 hereof, an amount equal to the Base Salary for six (6) months, payable in a lump sum on the Termination Date, and all previously earned, accrued, and unpaid benefits from the Company and its employee benefit plans, including any such benefits under the Company’s pension, disability, and life insurance plans, policies, and programs. Notwithstanding the foregoing, if the Executive has violated Section 6 hereof, then the Company shall have no obligation to make the foregoing payments. The payment of severance as required by this Section 5(a) may be conditioned by the Company on the delivery by the Employee of a release of any and all claims that the Employee may have against the Company which release shall be in form and substance satisfactory to the Company.

(b) No Other Severance Payments. If this Agreement is terminated pursuant to Sections 5(a), 5(b) or 5(c) hereof, all compensation (including, without limitation, Base Salary) payable to the Executive under Section 4 hereof shall cease as of the date of termination specified in the notice of termination from the Company or the Executive, as the case may be, or, if the termination is due to the Executive’s death, on the date of the Executive’s death, and the Company shall pay to the Executive (or if the Executive has died, to his/her estate) all previously earned, accrued, and unpaid benefits from the Company and its employee benefit plans, including any such benefits under the Company’s pension, disability, and life insurance plans, policies, and programs.

7. Certain Covenants of the Executive.

(a) The Executive acknowledges that: (i) he is one of the limited number of persons who will assist with developing the Company’s business, which consists of his work for the Company will bring the Employee into close contact with many confidential affairs not readily available to the public and the covenants contained in this Section 7 will not involve a substantial hardship upon the Employee’s future livelihood (the “Company’s Business”); (ii) the Executive’s work for the Company will bring Executive into close contact with many confidential affairs not readily available to the public; and (iii) the covenants contained in this Section 7 will not involve a substantial hardship upon Executive’s future livelihood. In order to induce the Company to enter into this Employment Agreement, the Executive covenants and agrees that:

(i) Confidential Information. During the Term and for a period of three years thereafter (the “Non-Disclosure/Non-Use Period”), the Executive shall not, directly or indirectly: (A) disclose CleanCore Confidential Information (defined below) to any entity that is not authorized by the Company or to receive such CleanCore Confidential Information or (B) use or appropriate CleanCore Confidential Information for his/her own benefit or for the benefit of any entity other than the Company or its authorized subsidiary or affiliate, except as required in the course of the Executive’s performance of his job duties with the Company under this Employment Agreement or with the express written consent of the Company’s Chief Executive Officer or its Board of Directors. The provisions of this Section 7(a)(i) do not prohibit the Executive from disclosing CleanCore Confidential Information as may be necessary to report unlawful sexual harassment or assault, unlawful discrimination, or unlawful activity at the Company or by the Company or any of its directors, officers, or Executives (collectively, “Unlawful Activity”), provided that the Executive makes such disclosure solely to the appropriate federal, state or local government official or appropriate person within the Executive with responsibility for investigating or addressing reports of any such Unlawful Activity.

(ii) As used in this Employment Agreement, “CleanCore Confidential Information” means all documents, files, papers or information relating to trade secrets of the Company or any Company subsidiary or affiliate and all confidential documents, files, papers, or information relating to the Company’s Business, including, without limitation, the customers, business relationships, accounts, pricing policies, customer lists, computer software and hardware, of the Company or any Company subsidiary or affiliate, any of the Company’s, or Company affiliate or subsidiary’s, business or operational methods, drawings, sketches, designs or product concepts, know-how, marketing plans or strategies, product development techniques or plans, business acquisition plans, financial or other performance data, personnel policies and other policies, whether generated by the Executive or by any other person, provided, however, that CleanCore Confidential Information does not include information that the Executive can document: (A) is or becomes generally and freely publicly available through no fault of the Executive, (B) the Executive has otherwise rightfully obtained from a third-party who is not under any restriction to maintain its confidentiality, or (C) was lawfully known or obtained by the Executive prior to his/her receipt of it during the course of his/her employment with the Company.

(iii) Covenant Not to Compete. During the Term and for a period of one year thereafter (the “Restricted Period”), the Executive shall not, directly or indirectly: (A) work, as an employee, consultant, contractor, or in any other capacity, for a Competitive Business (as defined below) in a position or role having a Restricted Duty (as defined below); (B) be an individual proprietor, partner, member, stockholder, officer, director, joint venturer, investor, lender, or owner (other than a holder of not more than two percent of the combined voting power of the outstanding stock of a publicly held company) in or of a Competitive Business; or (C) develop any property for use in the Company’s Business on behalf of any entity other than the Company, its subsidiaries and affiliates.

(iv) Covenant Not to Solicit. During the Restricted Period, the Executive shall not directly or indirectly (other than in furtherance of the business of the Company): (A) initiate communications with, solicit, persuade, entice, induce or encourage any individual who is then or who has been within the preceding 12-month period, an employee, consultant, or contractor of, to, or with the Company or any of its affiliates or subsidiaries to terminate his/her/its employment or consulting or contractor relationship with the Company or any its subsidiaries or affiliates, as the case may be, or to become employed by or to enter into a consultant or contractor relationship with any entity, and the Executive shall not approach any such employee, contractor, or consultant for any such purpose or authorize or knowingly approve the taking of any such actions by any other person; or (B) solicit, for the purpose of selling, renting or leasing or attempting to sell, rent, or lease a Restricted Product (as defined below), to any of the clients, customers or accounts, or prospective clients, customers or accounts of the Company that the Executive contacted, solicited, or served, or that the Executive knew had been contacted, solicited, or served by the Company, at any time in the preceding twelve month period of the Executive’s employment with the Company.

(b) Rights and Remedies Upon Breach. If the Executive breaches any of the provisions of Section 7(a) hereof (collectively, the “Restrictive Covenants”), the Company and its subsidiaries and affiliates shall, in addition to the rights set forth in Section 7(a) hereof, have the right and remedy to seek from any court of competent jurisdiction specific performance of the Restrictive Covenants or injunctive relief against any act which would violate any of the Restrictive Covenants, it being acknowledged and agreed that any such breach may cause irreparable injury to the Company and its affiliates and that money damages will not provide an adequate remedy to the Company and its affiliates. The right to obtain such specific performance or injunction in addition to, and without prejudice to, any other rights or remedies available to the Company, its subsidiaries, and affiliates under this Employment Agreement, at law, or in equity.

(c) Severability of Covenants. If any of the Restrictive Covenants, or any part thereof, is held by a court of competent jurisdiction or any foreign, federal, state, county or local government or other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the Restrictive Covenants shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and such court, government, agency or authority shall be empowered to substitute, to the extent enforceable, provisions similar thereto or other provisions so as to provide to the Company and its affiliates, to the fullest extent permitted by applicable law, the benefits intended by such provisions.

8. Other Provisions.

(a) Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telecopied, telegraphed or telexed, or sent by certified, registered or express mail, postage prepaid, or emailed to the Parties at the addresses specified on the signature page hereto, or at such other addresses as shall be specified by the parties by like notice, and shall be deemed given so long as such provides a receipt of delivery, when so delivered personally, telecopied, telegraphed or telexed, mailed, or emailed.

(b) Governing Law; Forum for Resolution of Disputes.

(i) This Employment Agreement shall be governed by and construed under the laws of the State of Nebraska without regard to the choice of law principles thereof. The Parties hereby agree that all questions concerning the construction, validity and interpretation of this Employment Agreement, and any disputes arising thereunder shall be governed by the laws of the State of Nebraska without giving effect to any choice of law or conflict of law provision or rule, notwithstanding that public policy in any other forum or jurisdiction might indicate that the laws of that or any other jurisdiction should otherwise apply based on contacts within such state or otherwise. Each Party irrevocably submits to the exclusive jurisdiction (including both subject matter jurisdiction and personal jurisdiction over each of the Parties) and the venue of the state and federal courts whose jurisdictional territory includes Douglas County, Nebraska for the purpose of any suit, action, proceeding, or judgment relating to or arising out of this Employment Agreement or Executive’s employment with the Company. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY IRREVOCABLY WAIVES ITS RIGHT TO HAVE A TRIAL BY JURY FOR ANY PROCEEDING SO BROUGH. Each of the parties agrees that a final, non-appealable judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding on such Party and may be enforced in any court to the jurisdiction of which such Party is subject by a suit upon such judgment.

(ii) As a condition precedent to a Party’s ability to commence a lawsuit against the other Party relating to or arising out of this Employment Agreement or Executive’s employment with the Company, the Party that wishes to commence such lawsuit shall first give written notice to the other Party of the dispute arising out of or related to Employment Agreement or Executive’s employment with the Company, and, no later than twenty-one (21) days after such notice is delivered, a representative of each Party with authority to settle that dispute for each Party shall confer in good faith in an effort to resolve that dispute. The notice of such dispute for each Party shall include a reasonable description of the basis therefor. Only after the Parties have conferred, or made a good faith effort to confer, in accordance with this Section 8(b)(ii) may a party commence a lawsuit pertaining to the dispute.

(c) Entire Agreement. This Employment Agreement represents the complete understanding between the Executive and the Company concerning the subject matter of this Employment Agreement, and no other promises or agreements concerning the subject matter of this Separation Agreement shall be binding unless reduced to writing and signed by the Executive and the Company. The Executive and the Company agree that this Employment Agreement supersedes any prior agreements or understandings of the Parties, whether oral or written, concerning the subject matter of this Employment Agreement.

(d) Waivers and Amendments. This Employment Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

(e) Binding Effect; Benefit. This Employment Agreement shall inure to the benefit of and be binding upon the parties hereto and any successors and assigns permitted or required by Section 8(f) hereof. Nothing in this Employment Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or such successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Employment Agreement.

(f) Assignment. This Employment Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. The Company may assign this Employment Agreement and its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its assets or business, whether by merger, consolidation or otherwise.

(g) Drafting. Should any provision of this Separation Agreement require interpretation or construction, it is agreed by the Executive and the Company that the person interpreting or construing this Separation Agreement shall not apply a presumption against one Party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

(h) Interpretation. (i) Should any provision of this Employment Agreement require interpretation or construction, it is agreed by the Executive and the Company that the person interpreting or construing this Employment Agreement shall not apply a presumption against one Party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document. (ii) The headings and sub-headings in this Employment Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Employment Agreement.

(i) Survival. Sections 5(c), 6, and 7 of this Employment Agreement shall survive the termination of this Employment Agreement.

(j) Counterparts. This Employment Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed manually or by facsimile, scan, or other electronic means (e.g., DocuSign).

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

COMPANY:

CleanCore Solutions, Inc.

By:	/s/ David Enholm
Name:	David Enholm
Title:	Chief Financial Officer

Address: 5920 S. 118th Circle Suite 2, Omaha NE 68137

Email: denholm@cleancoresol.com

EXECUTIVE:

By:	/s/ Matthew Atkinson
Name:	Matthew Atkinson

Email: matkinson@cleancoresol.com